EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Biostage, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-208559 on Form S-1, Registration Statement No. 333-200926 on Form S-3 and Registration Statement Nos. 333-192026, 333-192027, 333-203105 and 333-212993 on Form S-8 of Biostage, Inc. of our report dated March 16, 2017, with respect to the consolidated balance sheets of Biostage, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Biostage, Inc.

Our report dated March 16, 2017 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and will require additional financing to fund future operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ KPMG LLP

Cambridge, Massachusetts
March 16, 2017